Exhibit 3.2

THE COMPANIES ACT (2021 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

NOBLE CORPORATION

(ADOPTED BY SPECIAL RESOLUTION DATED 5 FEBRUARY 2021)

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Applicable Law”	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these amended and restated articles of association of the Company.

“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Backstop Commitment Agreement”	means the backstop commitment agreement, dated as of 12 October 2020 by and among the Noble Debtors, on the one hand, and the Backstop Parties set forth on Schedule 1 thereon (each referred to herein as a “Backstop Party” and collectively, the “Backstop Parties”) on the other hand.

“Bankruptcy Code”	means Chapter 11 of Title 11 of the United States Code, 11 U.S.C. § 101 et seq.

“Bankruptcy Court”	means the United States Bankruptcy Court for the Southern District of Texas.

“Board”	means the board of Directors of the Company.

“Business Day”	means any day other than a Saturday, Sunday or a day on which commercial banks located in New York or the Cayman Islands are required or authorized by law or executive order to be closed.

“Capital Stock”	means as to any person, any capital stock, shares, partnership interest, membership interest or other equity interest in such person, or any warrant, option or other right to acquire any Capital Stock in such person (but excluding any debt security convertible into or exchangeable for Capital Stock, regardless of whether such debt securities include any right of participations with Capital Stock).

“Chapter 11 Cases”	means the voluntary cases for relief under the Bankruptcy Code in the Bankruptcy Court, which cases are jointly administered pursuant to Rule 101(5)(b) of the Federal Rules of Bankruptcy Procedure under the caption In re: Noble Corporation plc, et al., Case No. 20-33826 (DRJ).

“Clearing House”	means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Company”	means the above named company.

“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).

“Designated Entities”	means the funds and accounts for which the same person serves as investment manager, advisor or sub-advisor (as applicable) and which funds and accounts own, in the aggregate, in excess of 35% of the issued and outstanding Shares upon effectiveness of the Plan on the Emergence Date. For the avoidance of doubt, there is only one group of Designated Entities.

“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including the New York Stock Exchange.

“Designating Party”	means any person who serves as the investment manager, advisor or sub-advisor (as applicable) to all of the Designated Entities; provided, however, that there shall be only one Designating Party at any time.

“Directors”	means the directors for the time being of the Company.

“Disclosure Statement”	means the Noble Debtors’ disclosure statement, including any exhibits, appendices, related documents, ballots, and procedures related to the solicitation of votes to accept or reject the Plan, in each case, as amended, supplemented, or otherwise modified from time to time.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Electronic Communication”	means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.

“Electronic Transactions Act”	means the Electronic Transactions Act (2003 Revision) of the Cayman Islands.

“Emergence Date”	means the date on which the Plan becomes effective.

“Emergence Warrants”	means any Tranche 1 Warrant, Tranche 2 Warrant or Tranche 3 Warrant issued by the Company on the Emergence Date pursuant to the Plan.

“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Investor Director”	has the meaning given to it in Article 26.4.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the amended and restated memorandum of association of the Company.

“MIP”	means the Long-Term Incentive Plan adopted by the Directors and approved by the Company’s sole shareholder prior to the adoption of these Articles as the “Management Incentive Plan” contemplated by the Plan.

“Noble Debtors”	means Old Topco and each of its direct and indirect debtor subsidiaries that filed Chapter 11 Cases in the Bankruptcy Court.

“Officer”	means a person appointed to hold an office in the Company.

“Old Topco”	means Noble Holding Corporation plc, a company incorporated in England and Wales, with company number 08354954, formerly known as Noble Corporation plc.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded, regard shall be had to the number of votes to which each Member is entitled by the Articles.

“person”	means any individual, corporation, partnership, unincorporated association or other entity.

“Plan”	means the Joint Plan of Reorganization of the Noble Debtors (as amended, supplemented or otherwise modified in accordance with its terms) filed by the Noble Debtors in the Chapter 11 Cases.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.

“Share”	means a share in the Company and includes a fraction of a share in the Company, where issued.

“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution.

“Statute”	means the Companies Act (2021 Revision) of the Cayman Islands.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

“Uncertificated Proxy Instruction”	means a properly authenticated dematerialised instruction, and/or other instruction or notification, which is sent by means of the relevant system concerned and received by such participant in that system acting on behalf of the Company as the Directors may prescribe, in such form and subject to such terms and conditions as may from time to time be prescribed by the Directors (subject always to the facilities and requirements of the relevant system concerned).

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)

the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)

any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)	sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)

the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares and other Securities

3.1

Subject to Articles 3.3 and 3.4 and to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights.

3.2

Subject to Articles 3.3 and 3.4, the Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3	The Company shall not issue Shares to bearer.

3.4

Pursuant to Section 1123(a)(6) of the Bankruptcy Code, the Company will not issue non-voting Shares (which shall not be deemed to include any warrants or options or similar instruments to purchase Shares); provided, however, that this Article: (i) will have no further force or effect beyond that required under Section 1123 of the Bankruptcy Code; (ii) will have such force and effect, if any, only for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Company or any of its wholly-owned subsidiaries; and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect, including if determined by the Company by Special Resolution.

4	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2

The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date

5.1

The Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.2

If no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares

6.1

A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4

Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

7	Transfer of Shares

7.1

Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with and is otherwise permitted under Applicable Law. Without prejudice to the generality of the foregoing, title to listed shares of the Company may be evidenced and transferred in accordance with the laws applicable to and the rules and regulations of the Designated Stock Exchange on which such shares are listed.

7.2

The instrument of transfer of any Share shall be in writing in the usual or common form or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if in respect of a nil or partly paid up Share, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

7.3

The Directors shall register any transfer of Shares undertaken in accordance with these Articles except: (i) at the absolute discretion of the Board, where the Shares are not fully paid, provided that the refusal does not prevent dealings in shares in the Company from taking place on an open and proper basis; or (ii) where the holders proposing or effecting the transfers of Shares are subject to binding or written agreements with the Company which restrict the transfer of the Shares held by such holders and such holders have not complied with the terms of such agreements or the restrictions have not been waived in accordance with their terms. If the Directors refuse to register a transfer they shall notify the transferee within five (5) Business Days of such refusal, providing a detailed explanation of the reason therefor.

8	Redemption, Repurchase and Surrender of Shares

8.1

Subject to the provisions of the Statute, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of the Shares.

8.2

Subject to the provisions of the Statute, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4	The Directors may accept the surrender for no consideration of any fully paid Share.

9	Treasury Shares

9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10	Variation of Rights of Shares

10.1

If at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up and except where these Articles impose any stricter quorum, voting or procedural requirements in regard to the variation of rights attached to a specified class, be varied only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class, or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum at any such meeting other than an adjourned meeting shall be the holders of the issued Shares of that class who together represent at least the majority of the voting rights of all the holders of the issued Shares of that class (excluding any Shares of that class held as Treasury Shares) entitled to vote, present in person or by proxy, at the relevant meeting.

10.2

For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares

13.1

The Company shall have a first and paramount lien on every Share (not being a fully paid Share) registered in the name of a Member (whether solely or jointly with others) for money (whether presently payable or not) payable in respect of that Share. The Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon.

13.2

The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3

To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4

The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares

14.1

Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4

If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate, not exceeding 5%, as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5

An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7

The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8

No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares

15.1

If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2

If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3

A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4

A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate, not exceeding 5%, as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5

A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6

The provisions of the Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares

16.1

If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2

Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Amendments of Memorandum and Articles of Association and Alteration of Capital

17.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)

by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)

cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

17.2

All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

17.3	Subject to the provisions of the Statute and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

18	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

19	General Meetings

19.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

19.2

The Company shall on or prior to 31 December 2022, and in each year of its existence thereafter, hold a general meeting as its annual general meeting and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

19.3	The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings.

19.4

General meetings shall also be convened on the requisition in writing of any Shareholder or Shareholders entitled to attend and vote at general meetings of the Company holding at least 30% of the paid up voting share capital of the Company. The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists. If the Directors do not within twenty-one days from the date of deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one day period.

19.5	A general meeting convened aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings to be convened by Directors.

20	Notice of General Meetings

20.1

At least ten clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)

in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

20.2

The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

Nomination of a Director; Member Proposals

20.3

Subject to Article 28.1, nominations of persons for election as Directors may be made at an annual general meeting only (a) as may be provided by the rights attaching to any class of preferred shares, (b) by or at the direction of the Directors, or (c) by any Member who is entitled to vote at the meeting, who has complied with all applicable procedures set forth in Article 20.4 through and including Article 20.10, and who was a Member of record at the time the required notice is delivered to the Company and on the record date for the determination of Members entitled to vote at such meeting. The procedures set forth in Article 20.4 through and including Article 20.10 shall not apply to any Investor Director appointed pursuant to Article 26.4.

20.4	Any notice given in accordance with this Article must set out:

(a)	the name and address of the Member who intends to make the nomination;

(b)	the number of Shares held by such Member on date of such notice and that such Member shall be obliged to notify the Company as to number of Shares held by it on the record date;

(c)	the name and address of each person to be nominated as a Director (a “Nominee”);

(d)

a representation that the Member intends to appear in person or by proxy at the meeting to nominate the Nominee or Nominees specified in the notice and be accompanied by evidence of the shareholding required to make such request by the relevant Member or Members;

(e)

a description of all arrangements or understandings between the Member and each Nominee and any other person or persons (giving their names) pursuant to which the nomination or nominations are to be made by the Member;

(f)	a written representation and agreement of each Nominee that such person:

(i)

is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a Director, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company in such representation and agreement or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a Director, with such person’s fiduciary duties under applicable law;

(ii)

is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with such person’s nomination or service or action as a Director that has not been disclosed to the Company in such representation and agreement;

(iii)

would be in compliance, if elected as a Director, and will comply, where and if applicable, with the Company’s code of business conduct and ethics, corporate governance guidelines, stock ownership and trading policies and guidelines, and any other policies or guidelines of the Company applicable to Directors;

(iv)

will make such other acknowledgments, enter into such agreements and provide such information as the Directors require of all Directors, including promptly submitting all completed and signed questionnaires required of the Directors;

(g)	such other information regarding each Nominee as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission;

(h)

in addition to the information required pursuant to any other provision of these Articles, the Company may require any proposed Nominee for election or re-election as a Director to furnish any other information that:

(i)

may reasonably be requested by the Company to determine whether the Nominee would be an independent director under any applicable rules and listing standards of the United States securities exchanges upon which the share capital of the Company is listed or traded from time to time, any applicable rules of the Securities and Exchange Commission, or any publicly disclosed standards used by the Directors in determining and disclosing the independence of the Directors;

(ii)	could be material to a reasonable Member’s understanding of the independence, or lack thereof, of such Nominee; and

(i)	the consent of each Nominee to serve as a Director if so elected.

20.5

If the notice of nomination is not received in accordance with this Article, the Chairman may refuse to acknowledge such proposed nomination, notwithstanding that proxies in respect of such vote may have been received by the Company, and may determine that the Member who has nominated a person to be elected as a Director at a general meeting shall not be permitted to vote any Shares entitled to vote at that meeting on the matter of election of Directors.

20.6

Other than a request to which Article 20.3 applies, where a Member or Members, in accordance with the provisions of these Articles, give notice of a resolution to be proposed at an annual general meeting, such request must, in each case and in addition to the requirements of Article 20.7:

(a)	set out the name and address of the Member or Members making the request;

(b)

set out (i) a clear and concise statement of the agenda items to be put before the annual general meeting (which, if the proposal is for any alteration, amendment, rescission or repeal of these Articles, shall include the text of the resolution which will be proposed to implement the same), and (ii) the reasons for conducting such business at the meeting; and

(c)	be accompanied by evidence of the shareholding required to make such request by the relevant Member or Members.

Without prejudice to the rights of any Member under these Articles, a Member who makes a request to which this Article relates, must deliver any such request in writing to the Company or the secretary no less than 60 nor more than 120 calendar days prior to the relevant meeting. If a request made in accordance with this Article does not include the information specified above or if a request made in accordance with this Article is not received in the time and manner indicated, in respect of the Shares which the relevant Member(s) making the request hold, such Member(s) shall not be entitled to vote such Shares, either personally or by proxy at a general meeting or at a separate meeting of the holders of that class of Shares (or at an adjournment of any such meeting), with respect to the matters detailed in the request made pursuant to this Article.

20.7

Only persons who are nominated in accordance with the procedures set forth in this Article shall be eligible to serve as a Director of the Company, and only such business shall be conducted at a general meeting of Members as shall have been brought before the meeting in accordance with the procedures set forth in Article 20.3 to and including 20.10, as applicable, and shall otherwise constitute a proper subject to be brought before the meeting. Except as otherwise provided by the Statute or these Articles, the Chairman shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in these Articles and, if any proposed nomination or business is not in compliance with these Articles, to declare that such defective nomination shall be disregarded or that such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Company. Notwithstanding anything to the contrary set forth herein, if the Member giving a notice of a nomination or of other business proposed to be brought before a meeting of Members does not appear or send a duly authorised agent to present the nomination or other proposed business, the Company need not present such nomination or other business for a vote at the meeting, notwithstanding that proxies in respect of such vote may have been received by the Company.

20.8

Without prejudice to the rights of any Member under these Articles, in addition to any other applicable requirements, for nominations or other business to be properly brought before a general meeting by a Member pursuant to Article 20.3 or Article 20.6, as applicable, the Member must have given timely notice of such nomination or nominations or other business in proper written form to the Company or secretary, and in the case of business other than nominations, such other business must be a proper matter for Member action. To be timely, a Member’s request must be delivered, either by personal delivery or by prepaid mail to, and received by, the Company or secretary not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual general meeting; provided, however, that in the event that the date of the annual general meeting is not within 30 days before or after such anniversary date, notice by the Member to be timely must be so delivered not earlier than the 90th day prior to such annual general meeting and not later than the close of business on the later of the 70th day prior to such annual general meeting or the 10th day following the day on which public announcement of the date of such meeting is first made, and (ii) with respect to the annual general meeting to be held in calendar year 2021, to be timely notice must be delivered not later than the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made.

For purposes of this Article:

(i)

“public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act; and

(ii)

no adjournment or postponement of any meeting (nor the notice or public announcement of such an adjournment or postponement) shall be deemed to constitute a new notice of such meeting for purposes of this Article, and in order for any notification required to be delivered by a Member pursuant to this Article to be timely, such notification must be delivered within the periods set forth above with respect to the originally scheduled meeting.

20.9

In addition to any other applicable requirements, any Member’s notice pursuant to Article 20.3 or Article 20.6 shall set forth or be accompanied by the following as to the Member giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made: (i) the name and address of such person (including, if applicable, the name and address of such person as they appear on the register); (ii) the class and number of Shares of the Company which are owned beneficially and of record by such person and any affiliates or associates of such person; (iii) the name of each nominee holder of Shares of the Company owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of Shares of the Company held by each such nominee holder; (iv) whether and the extent to which any option, warrant, forward contract, swap, contract of sale or other derivative instrument has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to any Share; (v) whether and the extent to which or any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of Shares) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of which is to manage the risk or benefit of share price changes in the share price of the Company for such person, or any affiliates or associates of such person, to mitigate loss to such person, or any affiliates or associates of such person, with respect to any share, or to increase or decrease the voting power of such person, or any affiliates or associates of such person, with respect to any Share; (vi) a description of (a) all agreements, arrangements or understandings (whether written or oral) between such person, or any affiliates or associates of such person, and any Nominee, or any affiliates or associates of such Nominee; (b) all agreements, arrangements or understandings (whether written or oral) between such person, or any affiliates or associates of such person, and any other person or persons (including their names) in connection with the nomination or the proposal of business by such person, or otherwise relating to the Company or the ownership of Shares; and (c) any material interest of such person, or any affiliates or associates of such person, in the nomination or the proposal of business, including any anticipated benefit therefrom to such person, or any affiliates or associates of such person; and (vii) any other information relating to such person that is required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for the election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

20.10

Any person providing any information to the Company pursuant to Article 20.3 or 20.6 or this Article shall further update and supplement such information, if necessary, so that all such information shall be true and correct in all respects as of the record date for the determination of Members certified to vote at the applicable meeting, and such update and supplement shall be delivered by hand or by prepaid mail, to, and received by, the Company or secretary at the registered office of the Company not later than five business days following the later of the record date for the determination of Members certified to vote at the meeting and the date notice of the record date is first publicly disclosed.

21	Proceedings at General Meetings

21.1

No business shall be transacted at any general meeting unless a quorum is present. Subject to Article 21.2, a quorum shall be Members who, present in person (which, in the case of a corporate Member shall include being present by a representative) or by proxy, together represent at least the majority of the total voting rights of all the Members entitled to vote in relation to the meeting.

21.2	The matters set forth below require the presence of at least two thirds of the total voting rights of all the Members entitled to vote in relation to the meeting:

(a)	the adoption by the Company of a resolution to remove a Director;

(b)	the adoption by the Company of a resolution to amend, vary, suspend the operation of, disapply or cancel:

(i)	Article 21.1;

(ii)	this Article 21.2;

(iii)	Article 21.11;

(iv)	any of Articles 26, 28 and 29 inclusive; and

(v)	Article 48.

21.3

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

21.4

A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

21.5

If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

21.6

The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

21.7

If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

21.8

The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

21.9

When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

21.10

When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

21.11	A resolution put to the vote of the meeting shall be decided on a poll.

21.12	A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

21.13

A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

21.14	In the case of an equality of votes the chairman shall not be entitled to a second or casting vote.

22	Votes of Members

22.1	Subject to any rights or restrictions attached to any Shares, every Member present in any such manner shall have one vote for every Share of which he is the holder.

22.2

In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

22.3

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

22.4

No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

22.5

No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

22.6

Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

22.7

A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

23	Proxies

23.1

The instrument appointing a proxy shall, if made by instrument in writing be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

23.2

If the Directors from time to time so permit, a proxy may be appointed by electronic communication to such address as may be notified by or on behalf of the Company for that purpose, or by any other lawful means from time to time authorised by the Directors. Any means of appointing a proxy which is authorised by or under this Article shall be subject to any terms, limitations, conditions or restrictions that the Directors may from time to time prescribe. Without limiting the foregoing, in relation to any shares which are held in uncertificated form, the Directors may from time to time permit appointments of a proxy to be made by means of an electronic communication in the form of an Uncertificated Proxy Instruction, and received by such participant in the relevant system concerned acting on behalf of the Company as the Directors may prescribe, in such form and subject to such terms and conditions as may from time to time be prescribed by the Directors (subject always to the facilities and requirements of the relevant system concerned), and may in a similar manner permit supplements to, or amendments or revocations of, any such Uncertificated Proxy Instruction to be made by like means. The Directors may in addition prescribe the method of determining the time at which any such properly authenticated dematerialised instruction (and/or other instruction or notification) is to be treated as received by the Company or such participant. The Directors may treat any such Uncertificated Proxy Instruction which purports to be or is expressed to be sent on behalf of a holder of a share as sufficient evidence of the authority of the person sending that instruction to send it on behalf of that holder.

23.3

The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company:

(a)	in the case of an appointment otherwise than by electronic communication, the instrument appointing a proxy shall be deposited physically at the Registered Office; and

(b)

in the case of an appointment by electronic communication where an address has been specified for the purpose of receiving appointments by electronic communication (i) in the notice convening the meeting, (ii) in any instrument of proxy sent out by the Company in relation to the meeting or (iii) in any invitation contained in an electronic communication to appoint a proxy issued by the Company in relation to the meeting, be received at such address by the time specified by the Board (as the Board may determine, in compliance with the Act) in any such notice, instrument of proxy or invitation, in each case not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

23.4

The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

23.5

The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

23.6

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

24	Corporate Members

24.1

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of such corporation or other non-natural person which he represents as such corporation or non-natural person could exercise if it were an individual Member.

24.2

If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

25	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

26	Directors

26.1

There shall be a board of Directors consisting of not less than three persons nor more than nine persons provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

26.2	A Director shall not be required to hold any Shares by way of qualification.

26.3

No person other than a Director retiring (or, if appointed by the Directors, vacating office) at the meeting shall, unless recommended by the Directors, be eligible for election to the office of a Director at any general meeting unless the applicable provisions of Articles 20.3—20.10 have been complied with.

26.4

For so long as the Designated Entities hold, in aggregate, no fewer than 20% of the outstanding and issued Shares, the Designated Entities (with such right exercised by the Designating Party) shall be entitled to nominate, and the Board shall appoint pursuant to Article 28.1, and remove one director (the “Investor Director”). For so long as the Designated Entities hold, in aggregate, no fewer than 20% of the outstanding and issued Shares, the Investor Director may only be removed by, and only by, the affirmative vote or written consent of the Designating Party. If, following his or her nomination and prior to his or her election to the Board, any person is unable or unwilling to serve as the Investor Director, then the Designating Party shall be entitled to designate a replacement nominee. If, following election to the Board, any Investor Director resigns, is removed, or is unable to serve for any reason prior to the expiration of his or her term as a Director, then, for so long as the Designated Entities hold, in aggregate, no fewer than 20% of the outstanding and issued Shares, the Designating Party shall be entitled to designate a replacement. If the Designating Party entitled to designate a person to fill any directorship fails to do so, then such directorship shall remain vacant until filled by such Designating Party.

26.5	The rights of the Designated Entities under Article 26.4 are subject to the following:

(a)

As a condition to serving as the Investor Director, a person shall provide to the Company such information about the Investor Director at such times as the Company may reasonably request in order to ensure compliance with the applicable stock exchange rules and the applicable securities laws (the “Required Information”). The Designating Party shall also provide to the Company, upon reasonable request from the Company and in connection with providing the Required Information, evidence reasonably satisfactory to the Company that it is the Designating Party and that the Designated Entities beneficially own not less than the number of Shares that would be required to nominate or designate the Investor Director.

(b)

Notwithstanding anything to the contrary herein, a person shall not be entitled to serve as the Investor Director if the Board or the Governance Committee reasonably determines that (i) the election of such person to the Board would cause the Company not to be in compliance with applicable law or such person does not satisfy all applicable Securities and Exchange Commission and stock exchange requirements regarding service as a regular director of the Company or (ii) such person has been involved in any of the events that would be required to be disclosed in a registration statement on Form S-1 pursuant to Item 401(f) of Regulation S-K under the Securities Act or is subject to any order, decree or judgment of any governmental entity prohibiting service as a director of any public company. In any such case described in clauses (i) or (ii) of the immediately preceding sentence, the designation of such proposed Investor Director shall be withdrawn and, subject to the requirements of this Article 26.5, the Designating Party shall be permitted to designate a replacement therefor (which replacement will also be subject to the requirements of this Article 26.5).

27	Powers of Directors

27.1

Notwithstanding anything herein to the contrary and subject to applicable law, any actions taken by the Company pursuant to and in accordance with the Plan, including the execution, delivery and performance by the Company of the agreements described in or filed as exhibits to the Disclosure Statement that are related to the transactions contemplated by the Disclosure Statement (each, a “Disclosure Statement Agreement”) and the adoption of the MIP, are hereby authorized, and no separate approval of such actions by the Directors is required.

Without limitation of the foregoing, (i) each of the Chief Executive Officer, President, Chief Financial Officer, Treasurer and any Vice President or other appointed officer of the Company (each, a “Plan Authorized Person”), is hereby authorized and empowered, on behalf of and in the name of the Company, to execute any Disclosure Statement Agreement in the name of the Company, with such changes, additions, and modifications thereto as a Plan Authorized Person executing the same shall approve, such approval to be conclusively evidenced by a Plan Authorized Person’s execution and delivery thereof; and (ii) the Company and each of the Plan Authorized Persons, as applicable, is authorized, in the name and on behalf of the Company, to execute, deliver, certify, file or record and perform such other documents, agreements, instruments and certificates, and to take all such other actions as may be required by, or be necessary, desirable or appropriate under, any action taken or to be taken by the Company pursuant to and in accordance with the Plan, including any Disclosure Statement Agreement, the necessity, desirability, and appropriateness of which shall be conclusively evidenced by the execution, delivery, certification, filing or recording or performance thereof.

27.2

Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

27.3

All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

27.4

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

27.5

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

28	Appointment and Removal of Directors

28.1

Subject to Article 26.4 and this Article 28.1, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director. The quorum requirement set out in Article 21.2 shall apply to any such resolution. For so long as the Designated Entities hold, in aggregate, no fewer than 20% of the outstanding and issued Shares, the Investor Director shall be appointed and removed only by the Board, who shall act upon the instructions of the Designating Party.

28.2

At each annual general meeting held after the adoption of these articles, all the Directors, other than any Investor Director, shall retire from office unless appointed or reappointed at the meeting. A Director who retires at an annual general meeting can be reappointed by an Ordinary Resolution.

28.3

Except as provided in Article 26.4 or Article 28.4, should a vacancy on the Board occur or be created, whether arising through death, retirement, resignation, or removal of a Director, or through an increase in the number of Directors, such vacancy shall be filled by the majority vote of all of the remaining Directors, whether or not a quorum, or by a sole remaining Director. Subject to the provisions hereof, any Director appointed to fill a vacancy shall serve until the next annual general meeting for which a notice has not been sent at the time of appointment.

28.4

If at any annual general meeting all the resolutions for the appointment of Directors are put to the meeting and lost or if by reason of persons failing to be appointed as Directors the number of Directors falls below the minimum number fixed by or in accordance with the Articles as the quorum, all Directors retiring at the meeting and standing for reappointment (the “Dismissed Directors”) shall continue to be Directors for a maximum period of 60 days (and are treated as continuing in office without interruption). During such period, Directors shall be appointed generally in accordance with Article 28.3, either at a further general meeting and/or by the remaining Directors (but in this latter case, none of those appointed may be Dismissed Directors). Once a sufficient number of Directors has been so appointed, the Dismissed Directors shall cease to be Directors.

28.5

A motion for the appointment of two or more persons as Directors by a single resolution shall not be made unless a resolution that it should be so made has first been agreed to by the meeting without any vote being given against it.

28.6

Save to the extent Article 28.7 applies, the Company may by Ordinary Resolution elect a person who is willing to act to be a Director either to fill a vacancy or as an additional Director at any general meeting at which it is proposed to vote upon a resolution for the appointment of a person as a Director; but so that the total number of Directors shall not at any time exceed the maximum number fixed by these Articles.

28.7

In the event that at a general meeting of the Company it is proposed to vote upon a number of resolutions for the appointment of a person as a Director (each a “Director Resolution”) that exceeds the total number of Directors that are to be appointed to the Board at that meeting (the “Board Number”), the persons that shall be appointed shall first be the person who receives the greatest number of “for” votes (whether or not a majority of those votes cast in respect of that Director Resolution), and then shall second be the person who receives the second greatest number of “for” votes (whether or not a majority of those votes cast in respect of that Director Resolution), and so on, until the number of Directors so appointed equals the Board Number.

29	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)

the Director absents himself (for the avoidance of doubt, without being represented by proxy) from meetings of the board of Directors for six consecutive months without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)	the Director becomes prohibited by law from being a Director;

(f)

in respect of the Investor Director only and for so long as the Designated Entities hold, in aggregate, no fewer than 20% of the outstanding and issued Shares, the Designating Party gives the Company notice in writing of its desire to remove the Investor Director; or

(g)	in respect of the Investor Director, at such time as the Designated Entities cease to hold, in the aggregate, at least 20% of the outstanding and issued Shares.

30	Proceedings of Directors

30.1	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.

30.2

Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall not have a second or casting vote.

30.3

A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

30.4

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

30.5

A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

30.6

The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose. If there are no Directors able or willing to act, then any two shareholders may summon a general meeting for the purpose of appointing Directors.

30.7

The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

30.8

All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

30.9

A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

31	Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

32	Directors’ Interests

32.1

A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

32.2

A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

32.3

A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

32.4

No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

32.5

A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

33	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

34	Delegation of Directors’ Powers

34.1

The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.2

Subject to Article 34.3, the Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Subject to Article 34.3, any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.3

Upon or at any time after appointment and subject to the listing standards of the United States securities exchanges upon which the share capital of the Company is listed or traded from time to time, the Investor Director shall be entitled to request that he or she is appointed to up to three committees of the Company including, for the avoidance of doubt, the Audit Committee. Unless prohibited by law, or inconsistent with the listing standards of any applicable United States securities exchange, the Directors shall promptly and in any event within five (5) Business Days’ of any such request procure the appointment of the Investor Director to the relevant committees.

34.4

The Directors may adopt formal written charters for committees. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and, where applicable, as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

34.5

The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

34.6

The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

34.7

The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

35	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

36	Remuneration of Directors

36.1

The remuneration to be paid to each Director (other than the Investor Director if he or she is an employee of the Designating Party), if any, shall be such remuneration as the Directors shall determine. Except as set out in Articles 36.2, 36.3 and 44, if the Investor Director is an employee of the Designating Party, he or she shall not be entitled to remuneration from the Company.

36.2

The Directors (including, for the avoidance of doubt, the Investor Director if he or she is an employee of the Designating Party), shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

36.3

The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

37	Seal

37.1

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

37.2

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

37.3

A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

38	Dividends, Distributions and Reserve

38.1

Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

38.2

Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

38.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

38.4

The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

38.5

Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

38.6

The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

38.7

Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

38.8	No Dividend or other distribution shall bear interest against the Company.

38.9

Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

39	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

40	Books of Account

40.1

The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

40.2

The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

40.3

The Directors shall cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

41	Audit

41.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

41.2

Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

41.3

If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

41.4	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

41.5

If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

41.6

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

41.7

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

42	Notices

42.1

Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website (if that person has agreed (generally or specifically) that the communication may be sent or supplied in that form).

42.2	Where a notice is sent by:

(a)

courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)

post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)

cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)

e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)	placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

42.3

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

42.4

Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

43	Winding Up

43.1

If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)

if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)

if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

43.2

If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

44	Indemnity and Insurance

44.1

Every Director (including, for the avoidance of doubt, the Investor Director) and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

44.2

The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

44.3

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company. Without prejudice to the generality of the foregoing, the Company shall use commercially reasonable efforts to purchase and maintain insurance for the benefit of the Investor Director against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

45	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

46	Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

47	Mergers and Consolidations

Subject to Article 48, the Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

48	Transactions with Interested Shareholders

48.1	The Company shall not engage in any Business Combination with any Interested Shareholder for a period of 3 years following the date that such person became an Interested Shareholder, unless:

(a)	prior to such date the Directors approved either the Business Combination or the transaction which resulted in the person becoming an Interested Shareholder; or

(b)

upon consummation of the transaction which resulted in the person becoming an Interested Shareholder, the Interested Shareholder owned at least 85 per cent. of the Voting Shares of the Company issued at the time the transaction commenced, excluding for these purposes, Shares owned by (i) persons who are Directors and also executive officers of the Company and (ii) employee share plans in which employee participants do not have the right to determine confidentially whether Shares held subject to the plan will be tendered in a tender or exchange offer; or

(c)

on or subsequent to such date the Business Combination is approved by the Directors and authorised at a general meeting of Members, and not by written consent, by the affirmative vote of at least 66 (2/3) per cent. of the issued Voting Shares which are not owned by the Interested Shareholder.

(d)

Notwithstanding the foregoing, this Article 48 shall not apply to a Business Combination with any Interested Shareholder that is a Qualifying Interested Shareholder. A “Qualifying Interested Shareholder” means any person that becomes an Interested Shareholder as a result of the issuance of Shares (including for these purposes Shares issuable upon exercise of penny warrants issued on the Emergence Date pursuant to the Plan) and Emergence Warrants to such person or any of its affiliates or associates on the Emergence Date pursuant to the Plan (including Shares issued pursuant to the Backstop Commitment Agreement) (an “Initial Interested Shareholder”); provided that if at any time a Qualifying Interested Shareholder shall own, directly or indirectly (together with its associates and affiliates), less than the Specified Ownership Percentage of the Voting Shares of the Company for 365 consecutive days, such person shall cease to be a Qualifying Interested Shareholder on such 365th day. “Specified Ownership Percentage” means 15 per cent. of the combined voting power of the Voting Shares of the Company

(including for these purposes Shares issuable upon exercise of penny warrants issued on the Emergence Date pursuant to the Plan); provided, that if a Qualifying Interested Shareholder shall own, directly or indirectly (together with its associates and affiliates), less than 15 per cent. of the combined voting power of the Voting Shares of the Company as the result of the issuance by the Company of additional Voting Shares, then, with respect to such Qualifying Interested Shareholder, the Specified Ownership Percentage shall mean 10 per cent. of the combined voting power of the Voting Shares of the Company until such time, if any, as such Qualifying Interested Shareholder shall own, directly or indirectly (together with its associates and affiliates), 15 per cent. or more of the combined voting power of the Voting Shares of the Company, in which case the Specified Ownership Percentage with respect to such person shall again mean 15 per cent. of the combined voting power of the Voting Shares of the Company. For the avoidance of doubt, the acquisition of additional Voting Shares by any Qualifying Interested Shareholder on or following the Emergence Date shall not result in such person ceasing to constitute a Qualifying Interested Shareholder.

48.2	The restrictions contained in Article 48.1 shall not apply if:

(a)

a person becomes an Interested Shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the person ceases to be an Interested Shareholder and (ii) would not, at any time within the 3 year period immediately prior to a Business Combination between the Company and such person, have been an Interested Shareholder but for the inadvertent acquisition of ownership; or

(b)

the Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or any notice required hereunder of a proposed transaction which:

(i)	constitutes one of the transactions described in Article 48.4;

(ii)	is with or by a person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with the approval of the Directors; and

(iii)

is approved or not opposed by a majority of the Directors then in office (but not less than one) who were Directors prior to any person becoming an Interested Shareholder during the previous three years or were recommended for election or elected to succeed such Directors by a majority of such Directors.

48.3	The proposed transactions referred to in Article 48.2(b) are limited to:

(a)

a merger or consolidation of the Company (except for a merger in respect of which, pursuant to Section 251(f) of the General Corporation Law of the State of Delaware, U.S., no vote of the Members would be required if the Company were incorporated under the law of such State);

(b)

a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) of assets of the Company or of any direct or indirect majority-owned subsidiary of the Company (other than to any direct or indirect wholly-owned subsidiary or to the Company) having an aggregate market value equal to 50 per cent. or more of either that aggregate market value of all of the assets of the Company determined on a consolidated basis or the aggregate market value of all the outstanding shares of the Company; or

(c)	a proposed tender or exchange offer for 50 per cent. or more of the outstanding Voting Shares of the Company.

48.4	The Company shall give not less than 20 days’ notice to all Interested Shareholders prior to the consummation of any of the transactions described in Article 48.3(a) and Article 48.3(b).

48.5	As used in Article 48, the term:

(a)	“affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(b)	“associate” when used to indicate a relationship with any person means:

(i)

any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or which is, directly or indirectly, the owner of 20 per cent. or more of any class of Voting Shares; or

(ii)

any trust or other estate in which such person has at least a 20 per cent. beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

48.6	“Business Combination”, when used in reference to the Company and any Interested Shareholder of the Company, means:

(a)

any merger or consolidation of the Company or any direct or indirect majority-owned subsidiary of the Company with (i) the Interested Shareholder, or (ii) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Shareholder and as a result of such merger or consolidation Article 48 is not applicable to the surviving entity;

(b)

any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or series of transactions), except proportionately as a Member of the Company, to or with the Interested Shareholder, of assets of the Company or of any direct or indirect majority-owned subsidiary of the Company which assets have an aggregate market value equal to 10 per cent. or more of either the aggregate market value of all the assets of the Company determined on a consolidated basis or the aggregate market value of all the Voting Shares of the Company;

(c)

any transaction which results in the issuance or transfer by the Company or by any direct or indirect majority-owned subsidiary of the Company of any Shares of the Company or of such subsidiary to the Interested Shareholder, except (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Shares of the Company or any such subsidiary which securities were outstanding prior to the time that the Interested Shareholder became such, (ii) pursuant to a merger which could be accomplished under Section 251(g) of the General Corporation Law of the State of Delaware, U.S. if the Company were incorporated under the laws of such State, (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of such Company or any such subsidiary which security is distributed, pro rata to all holders of a class or series of Shares of such Company subsequent to the time the Interested Shareholder became such, (iv) pursuant to an exchange offer by the Company to purchase Shares made on the same terms to all holders of said Shares, or (v) any issuance or transfer of Shares by the Company, provided however, that in no case under sub-paragraphs (iii)-(v) above shall there be an increase in the Interested Shareholder’s proportionate share of the Shares of any class or series of the Company or of the Voting Shares of the Company;

(d)

any transaction involving the Company or any direct or indirect majority owned subsidiary of the Company which has the effect, directly or indirectly, of increasing the proportionate share of the shares of any class or securities convertible into the Shares of any class of the Company or of any such subsidiary which is owned by the Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares not caused, directly or indirectly, by the Interested Shareholder; or

(e)

any receipt by the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of the Company) of any loans, advance, guarantees, pledges or other financial benefits (other than those expressly permitted in subparagraphs (a)-(d) above) provided by or through the Company or any direct or indirect majority owned subsidiary.

48.7

“control,” including the term “controlling”, “controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and polices of a person whether through the ownership of Voting Shares, by contract or otherwise. A person who is the owner of 20 per cent. or more of the outstanding Voting Shares of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds Voting Shares, in good faith and not for the purpose of circumventing this Article, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

48.8

“Interested Shareholder” means any person (other than the Company and any direct or indirect majority-owned subsidiary of the Company) that (a) is the owner of 15 per cent. or more of the issued Voting Shares of the Company, or (b) is an affiliate or associate of the Company and was the owner of 15 per cent. or more of the outstanding Voting Shares of the Company at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Shareholder; and the affiliates and associates of such person; provided, however, that the term “Interested Shareholder” shall not include any person whose ownership of Shares in excess of the 15 per cent. limitation set forth herein is the result of action taken solely by the Company provided that such person shall be an Interested Shareholder if thereafter such person acquires additional Voting Shares of the Company, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an Interested Shareholder, the Voting Shares of the Company deemed to be outstanding shall include shares deemed to be owned by the person through application of Article 48.11 but shall not include any other unissued shares of the Company which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

48.9	“owner” including the terms “own” and “owned” when used with respect to any shares means a person that individually or with or through any of its affiliates or associates:

(a)	beneficially owns such shares directly or indirectly;

(b)

has (i) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of shares tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such shares pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any shares because of such person’s right to vote such shares if the agreement, arrangement or understanding to vote such shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(c)

has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii) of clause (b) of this Article 48.10) or disposing of such shares with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such shares.

48.10	“person” means any individual, corporation, partnership, unincorporated association or other entity.

48.11

“Voting Shares” means with respect to any company or corporation, shares of any class entitled to vote generally in the election of directors and, with respect to any entity that is not a company or corporation, any equity interest entitled to vote generally in the election of the governing body of such entity.

48.12

In addition to any approval of shareholders required pursuant to the terms of any class of shares other than the ordinary Shares, the approval of the holders of a majority of the issued shares generally entitled to vote at a meeting called for such purpose, following approval by the Board, shall be required in order for the Company to “sell, lease, or exchange all or substantially all of its property and assets” (as that phrase is interpreted for the purposes of Section 271 of the General Corporation Law of the State of Delaware, U.S., as amended or re-enacted from time to time), provided that the foregoing approval by shareholders shall not be required in the case of any transaction between the Company and any entity the Company “directly or indirectly controls” (as that phrase is defined in Rule 405 under the United States Securities Act of 1933, as amended or re-enacted from time to time).